AMENDMENT TO

CONTINENTAL AIRLINES, INC.

1997 EMPLOYEE STOCK PURCHASE PLAN

This Amendment (this "Amendment") to Continental Airlines, Inc. 1997 Employee Stock Purchase Plan (the "Plan") is dated as of February 6, 2001, and has been approved by the Board of Directors of Continental Airlines, Inc. on February 6, 2001, subject to approval of this Amendment by the stockholders of the Company within 12 months of the date hereof as required by the Internal Revenue Code of 1986, as amended:

Pursuant to paragraph 15 of the Plan, the Plan is hereby amended as follows:

1. The first sentence of paragraph 5 of the Plan is hereby amended to substitute the phrase "4,250,000 shares" in the place of the phrase "1,750,000 shares" therein.

2. The last sentence of paragraph 14 of the Plan is hereby amended to substitute the phrase "December 31, 2010" in the place of the phrase "December 31, 2001" therein.

3. The Plan, as amended by this Amendment, shall continue in full force and effect.

4. Capitalized terms used in this Amendment without definition are defined in the Plan and are used in this Amendment with the same meanings as in the Plan.

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Company as of February 6, 2001.

CONTINENTAL AIRLINES, INC.

By: /s/ Jeffery A. Smisek

Jeffery A. Smisek

Executive Vice President and

General Counsel